CONTACT:	- OR -	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES RELEASES LETTER TO SHAREHOLDERS
WHICH REVIEWS 2005 AND PREVIEWS 2006

New York, NY - December 28, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) (“Medis”) today released a letter to the Company’s shareholders from Chairman and CEO, Robert K. Lifton, reviewing the Company’s accomplishments for the year 2005 and previewing the Company’s plans for 2006. The letter is included in its entirety below:

Dear Fellow Shareholder,

As we come to the end of 2005 and the start of the New Year, I thought it would be valuable to look at the accomplishments of this past year and particularly at the plans and objectives your management has established for the year ahead.

Highlights of 2005

The 2005 year saw a number of major developments for our Company in completing the development of our fuel cell Power Pack to the point where it is ready for production and sale; establishing semi-automated production capabilities at our facility in Israel, expanded during the year to about 40,000 square feet; contracting with Ismeca for the manufacture of our automated, large scale production line and with Celestica for the management of that line’s production in Ireland; entering into relationships with potential customers, including major mobile operators and Original Equipment Manufacturers (OEMs); and creating a sound financial position capable of funding the payment for our semi-automated and automated lines and our operating costs until the expected flow of revenues from our large scale production. Let me elaborate on each of these topics.

Completing Development of our Power Pack Ready for Production and Sale

During the past year, our team has completed the development of our commercial Power Pack product and readied it for production and sale in the market place. This is a major achievement when you realize that during a period of over twenty years, talented scientists working in government and university laboratories and for major international companies have been trying to achieve this very goal without having delivered a commercial product on the market. However, Medis’ scientists chose not to follow the traditional approach of PEM fuel cells, including direct methanol fuel cells, which require the use of pumps or other moving parts. Instead, taking

Medis Technologies Ltd. December 28, 2005	Page 2

advantage of their specialization in materials science, they developed an entirely different fuel cell technology which emphasizes the use of the materials, themselves, rather than complex support systems, to create the resulting power. Thus, the Medis team has developed a small, light weight, safe product, capable of charging a broad array of portable devices multiple times (providing 20 to 30 hours of talk time for a cell phone and 60 to 80 hours of use time for certain iPods) at an attractive cost. The number of hours of use relative to the cost, and the variety of devices that can be charged using our proprietary power management system set this product apart from every other effort we know of - far outdistancing any competitive product on the market today.

This year also saw the completion of development of a highly sophisticated power management system which includes a very efficient DC-DC converter and a system for responding to the different requirements of various mobile devices. We believe that this system is unique and may have a stand-alone value to OEMs in developing their devices.

Semi-Automated Line and Contracting for Production Line and Production Management

During 2005 we established our facilities in Israel for making electrodes, catalysts and special membranes in sufficient quantities to satisfy the requirements of our semi-automated production. We have also put in place manufacturing equipment and started the validation of that equipment which is expected to be completed in the first quarter of 2006. Using our Israeli facilities, we plan to manufacture about 100,000 Power Packs during 2006, initially for use in product testing and debugging, and then for building sales momentum for Power Packs coming off the automated large production line in 2007. Also, in 2005, we completed contracts with Ismeca and Celestica for production and management of our fully automated line capable of producing 1.5 million units a month. We have established the bill of materials for our Power Pack product so that we have a clear picture of the expected cost to manufacture. Thus, based on our pricing program, we believe that we can earn a gross profit of about $3.00 a unit (before SG&A) on the sale of Power Packs to our customers.

Market Development - Relationships with Potential Customers

This past year has witnessed a sharp acceleration in the pace of the convergence of mobile devices and the increasing mobilization of content, requiring the addition of ever-greater capabilities to the devices. The disruptive implications of the increased content is becoming more evident as large companies offering subscription services and advertising - companies like Google, Microsoft, Time-Warner, Disney, ESPN and the like - all seek to maximize their positions and profits from mobile use by the consumer. Most recently, we have seen concentrated efforts on UMA (Unlicensed Mobil Access) programs to offer seamless access both to cellular and broadband IP networks. One acknowledged issue for these programs is the need for much more battery life.

During 2005, we have demonstrated our Power Pack prototypes to a number of the lead players in these fields, starting with major mobile operators in the U.S. and Europe and including leading OEMs and content providers. We have already created relationships that range from entering formal "Cooperation Agreements" and "Trial Agreements" with some mobile operators to strong expressions of interest from others in carrying out trials of our Power Pack product. This is a powerful base of potential customers on which to build sales during 2006.

During this year our distributors have also been working closely with us to be ready for market. The order from ASE International of 200,000 Power Packs a month from our automated line for 2007 and 400,000 units a month in 2008, at our price of $8.00 per unit, only reflects their desire to assure themselves of availability of product.

Medis Technologies Ltd. December 28, 2005	Page 3

Financial Position

During 2005 we were able to significantly strengthen our financial position, culminating in the sale of $49 million of convertible notes due in 2010 with no provisions for amortization. At the end of the year, taking into account cash availability, and funds that may be available from-in-the money options and warrants, we believe that we have sufficient resources for construction of the automated line, to carry out our programs and to sustain our operations until well into 2007, by which time we plan to have revenues and earnings.

Programs and Goals for 2006

We have already previously described our program for using 100,000 Power Pack units which we plan to produce from our semi-automated line during 2006 to build sales momentum for the large scale production of 1.5 million units a month that will be available from our automated line starting in 2007. It is worth touching on just a few highlights of that program.

At the end of January, we plan to deliver hundreds of Power Packs to General Dynamics both to meet their order and for use in military specification testing to meet stringent military requirements. Once we have incorporated any responses to the military specification testing, we plan to submit Power Packs to the appropriate certifying authorities for them to test. We expect that these tests and any responses we need to make will be completed by May 2006. At that time, we plan to provide thousands of Power Packs to our potential customers - mobile operators, OEMs, and others involved in mobilization of content, for them to carry out trial programs, both internally and with their own customers. Given the number of companies who have already evinced an interest in trial programs, and the companies we plan to introduce the Power Pack to, we visualize as many as twenty thousand units allocated for this purpose. One of our objectives in this allocation is to have potential customers give us orders for Power Packs so that we can start planning additional automated lines to satisfy any additional demand.

In May also, we plan to provide Power Packs to a thousand of the "power elite" of the world, people in the public and private sectors who are authority figures and opinion makers, particularly in the fields involving mobile devices. This will include senior political figures, heads of mobile operators and OEMs and members of the media. We believe that these people will be excited to receive the first commercial fuel cell product and their excitement can be communicated to our potential customer base. In this connection, we will also look for ways to introduce our Power Pack to bloggers and other internet participants.

Starting with the "back to school" season in the fall of 2006 and continuing through the Christmas season, we plan to make Power Packs available for sale in selected retail outlets so that consumer excitement can be generated for purchase of the Power Packs planned to come off our automated line starting in 2007.

Let me note here that Nokia has recently pegged the number of mobile phones currently in the market at over 2 billion and projected that number to reach 3 billion by 2008.  Much of that increase will come from emerging economies where the cell phone is quickly by-passing the land lines as the instrument of choice. One problem faced by many of those users is the lack of readily available electrical power which the Power Pack can remedy. Thus, one of our targets for 2006 is to address those emerging markets for our Power Pack product.

Medis Technologies Ltd. December 28, 2005	Page 4

During 2006, we plan to participate in and have reserved booths for the CES (Consumer Electronic Show) on January 5th-8th in Las Vegas; the CTIA Show on April 5th-7th in Las Vegas; and the Hanover Fair on April 24th-28th in Hanover, Germany. We also plan a presentation at the Brean Murray, Carret & Co., Institutional Investor Conference on January 31st-February 1st in New York.

All of us at Medis offer our best wishes for the New Year and look forward to a productive year ahead.

Sincerely,

Robert K. Lifton
Chairman & CEO

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

###